Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related prospectus of Sequential Brands Group, Inc., for the registration of common stock, warrants and common stock underlying the warrants, and to the incorporation by reference therein of our report dated July 2, 2013, with respect to the financial statements of Galaxy Brands LLC and subsidiary for the period from January 1, 2012, through December 31, 2012, included in the Current Report on Form 8-K of Sequential Brands Group, Inc. filed with the Securities and Exchange Commission on August 18, 2014, as amended September 5, 2014.

/s/ Hecht and Company, P.C.

September 5, 2014